Filed Pursuant to Rule 424(b)(3)
                                        Registration Nos. 33-55787 and 33-64179

PRICING SUPPLEMENT NO. 15, dated January 10, 1996
(To Prospectus dated December 20, 1995 and
Prospectus Supplement dated December 20, 1995)

                                  $2,500,000,000
                          Chrysler Financial Corporation
                            Medium-Term Notes, Series Q
                                 Fixed Rate Notes
                      Due 9 Months or More From Date of Issue

Principal Amount:     $5,000,000

Issue Price:          The price of the Notes will vary depending on prevailing
                       market prices at the time of resale.

Original Issue Date:  January 23, 1996

Stated Maturity:      January 23, 2001

Interest Rate:        6.00%

Interest Payment Dates:   February 15 and August 15

Specified Currency:       U.S. Dollars
     (If other than U.S. Dollars, see attachment hereto)

Option to Receive Payments in Specified Currency:  [ ] Yes   [ ] No
     (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Redemption:    [X] The Notes cannot be redeemed prior to maturity.
               [ ] The Notes may be redeemed prior to maturity.

Initial Redemption Date:

The Redemption Price shall initially be      % of the principal amount of the
Notes to be redeemed and shall decline at each anniversary of the initial
Redemption Date by     % of the principal amount to be redeemed until the
Redemption Price is 100% of such principal amount.

Repayment:     [X] The Notes cannot be repaid prior to maturity.
               [ ] The Notes can be repaid prior to maturity at the option of the holder of the Notes.

Optional Repayment Date(s):

Repayment Price:

Discount Notes:     [ ] Yes   [X] No

     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:

Agent's Discount or Commission:

Agent's Capacity:   [ ] Agent   [X] Principal

Net proceeds to Company (if sale to Agent as principal):  $4,950,000

Agent:    [X] Merrill Lynch & Co.       [ ] Salomon Brothers Inc

          [ ] Other: